EXHIBIT 99.1

McGrath RentCorp Announces Results for Third Quarter 2015

Rental revenues increase 1%

EPS increases 2% to $0.54 for the Quarter

LIVERMORE, Calif., Oct. 29, 2015 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the "Company"), a diversified business to business rental company, today announced total revenues for the quarter ended September 30, 2015 of $113.0 million, unchanged from the third quarter of 2014. The Company reported net income of $13.6 million, or $0.54 per diluted share for the third quarter of 2015, compared to net income of $13.7 million, or $0.53 per diluted share, in the third quarter of 2014.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Our overall Company earnings results for the third quarter reflect the impact of higher rental equipment utilization, a larger fleet and lower equipment processing costs in our modular division, despite the continuing market challenges in both our electronics and liquid and solid containment rental businesses. Modular division quarter-end rental equipment utilization based on original acquisition cost reached 77.9%, our highest level since the first quarter of 2009. During the third quarter, we repurchased approximately 1.8 million shares of the Company's common stock, plus an additional approximately 0.5 million shares thus far during the fourth quarter. The accretive EPS impact from these buybacks will be more fully reflected in our future quarterly results.

Modular division-wide rental revenues for the quarter increased $4.7 million, or 19%, to $30.2 million from a year ago. This is the tenth consecutive year over year quarterly rental revenue increase. During the third quarter, we experienced a 6% increase in division-wide year over year first month's rental revenue bookings for modular buildings compared to exceptionally strong third quarter 2014 booking levels. Third quarter 2015 modular division average utilization was 76.7%, an increase from 73.3% a year ago. Period end utilization for the third quarter was 77.9% compared to 74.2% in 2014. Modular division EBIT, or income from operations, for the quarter increased to $12.2 million, or by 86%, from the same period a year ago. EBIT margin for the quarter increased to 23% from 14% last year. This favorable increase in EBIT profit and margin was driven primarily by higher rental revenues and rental revenue margin expansion. Gross margin on rental revenues increased to 59% for the quarter from 47% a year ago. Modular division EBIT results also benefited from higher profit on rental related services, offset by higher SG&A expenses and lower profit on equipment sales from last year's quarter.

Rental revenues for TRS-RenTelco, our electronics division, declined by $2.9 million for the quarter, or 11%, to $22.6 million from a year ago. The year over year reduction in rental revenues was driven entirely by lower communications test equipment business activity. We continued to experience a significantly slower wireless communications network upgrade environment compared to the first nine months of 2014. General-purpose test equipment rental activity, as measured by rental revenues for these products, was higher during the third quarter as it has been throughout 2015, compared to 2014 levels. EBIT for the quarter declined by $2.8 million, or 29%, from the same period in 2014. The reduction in rental revenue of $2.9 million was the primary contributor to lower year over year EBIT along with higher laboratory costs and lower gross profit on equipment sales, partially offset by lower SG&A and depreciation expenses. The higher percentage drop in year over year EBIT at 29%, compared to rental revenues at 11% is primarily due to equipment mix and depreciation expense typically making up between 70 to 75% of direct rental costs. In other words, within any given quarter, we only have a limited amount of variable cost associated with rental revenue generation that can easily and responsibly be taken out of the business. In particular, with communications test equipment having much shorter depreciable lives than for general-purpose test equipment, there is significantly higher monthly depreciation expense, but also much higher rental rates than for general-purpose test equipment. As a result, when communications test equipment is underutilized it impacts profitability more significantly than for general-purpose test equipment due to its higher carrying costs without its matching higher rental rates and revenues. Average equipment utilization was 61.0% for the third quarter, compared to 62.5% for the same period in 2014. Average rental rates for the third quarter of 2015 declined by 11% to 4.62% from 5.20% a year ago, primarily due to the on-rent equipment mix increasing for general-purpose and decreasing for communications test equipment. General-purpose test equipment has longer depreciable lives and lower rental rates than communications test equipment.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, declined by $1.3 million for the quarter, or 7%, to $17.4 million from a year ago. Adler Tank Rentals serves a wide variety of market segments including industrial plant, petrochemical, pipeline, oil & gas, waste management, environmental field service and construction. Average utilization and total original cost of rental equipment were 58.6% and $306 million, respectively for the quarter compared to 62.7% and $294 million a year ago. Third quarter average equipment on rent at original cost was $179 million compared to $184 million a year ago, and we ended the period at $175 million. Average monthly rental rates also declined to 3.25% for the quarter from 3.39% in 2014. The reduction in both utilization and rental rates from a year ago is directly related to lower crude oil prices and the significant decline in wellhead related drilling and completions activity. These dynamics have put increasing downward pressure on 21K multi-purpose tank utilization and rental rates in upstream, midstream and downstream energy sectors, as well as in other market verticals. We remain cautious in our outlook for our liquid and solid containment rental business for the foreseeable future as market forces drive a material reset of both the oil and natural gas industries. EBIT for the quarter decreased $2.2 million, or 30%, to $5.1 million from a year ago. The higher percentage decrease in EBIT at 30% as compared to rental revenues at 7% was primarily a result of higher equipment processing costs, increased SG&A expenses associated with a larger sales organization and higher depreciation expense, all from a year ago.

Mobile Modular Portable Storage made good progress during the third quarter in building its customer following, increasing booking levels, and growing both rental revenues and profitability. First month's rent booking levels and rental revenues for the third quarter grew by 37% and 29%, respectively, from the same period a year ago. EBIT for our storage container rental business was up two-fold from the third quarter of 2014. We are working hard to make each of our portable storage operating geographies increasingly successful. We are making good progress towards building a meaningfully sized storage container rental business with attractive operating metrics.

There are very compelling factors supporting our share buyback activity thus far in 2015. Over the past few years, we have been through a significant investment cycle in the Company. During this period, we launched our portable storage business, expanded our modular business to the mid-Atlantic region from Georgia to Washington D.C., entered the liquid and solid containment rental industry through the acquisition of Adler Tank Rentals and created a national footprint for the business. We have also shepherded the turnaround and continuing recovery of our modular business to improving financial health from having lost approximately $1.00 of annual EPS due to effects of the Great Recession. Historically, our modular division has been our largest earnings engine. We are well on our way to creating four large rental businesses whose combined annual earnings horsepower will be materially greater than we have experienced to date. As both a business manager and an investor in McGrath RentCorp, I can fully appreciate the challenges associated with getting four different rental businesses all performing at favorable levels consistently. Cyclical challenges with our different rental businesses will occur from time to time, just as we are experiencing today with our electronics and liquid and solid containment divisions. However, that shouldn't overshadow the significant potential future financial performance of these rental businesses over time. The Company's management and board are confident in the foundation for growth in place today supporting greater shareholder value in our future. Our buyback efforts in 2015 are a clear signal we believe the longer-term intrinsic value of McGrath RentCorp has not been reflected in our share price more recently."

All comparisons presented below are for the quarter ended September 30, 2015 to the quarter ended September 30, 2014 unless otherwise indicated.

MOBILE MODULAR

For the third quarter of 2015, the Company's Mobile Modular division reported a $5.6 million increase in income from operations, or 86%, to $12.2 million. Rental revenues increased 19% to $30.2 million, depreciation expense increased 16% to $4.9 million and other direct costs decreased 19% to $7.5 million, which resulted in an increase in gross profit on rental revenues of 49% to $17.7 million. Rental related services revenues increased 41% to $14.3 million, with gross profit on rental related services revenues increasing 49% to $4.2 million. Sales revenues decreased 19% to $8.5 million, with gross profit on sales revenues decreasing 27% to $2.0 million, primarily due to lower used equipment sales in the third quarter of 2015. Selling and administrative expenses increased 8% to $11.8 million, primarily due to higher allocated corporate expenses.

TRS-RENTELCO

For the third quarter of 2015, the Company's TRS-RenTelco division reported a $2.8 million decrease in income from operations, or 29%, to $7.1 million. Rental revenues decreased 11% to $22.6 million, depreciation expense decreased 3% to $9.9 million and other direct costs increased 12% to $3.4 million, which resulted in a decrease in gross profit on rental revenues of 24% to $9.3 million. Sales revenues decreased 9% to $5.4 million. Gross profit on sales revenues decreased 11% to $2.6 million, with gross margin percentage decreasing to 49% from 50%, primarily due to lower margins on used equipment sales in the third quarter of 2015. Selling and administrative expenses decreased 7% to $5.4 million, primarily due to lower allocated corporate expenses.

ADLER TANKS

For the third quarter of 2015, the Company's Adler Tanks division reported a $2.2 million decrease in income from operations, or 30%, to $5.1 million. Rental revenues decreased 7% to $17.4 million, depreciation expense increased 4% to $4.0 million and other direct costs increased 18% to $3.1 million, which resulted in a decrease in gross profit on rental revenues of 16% to $10.3 million. Rental related services revenues decreased 2% to $6.7 million, with gross profit on rental related services increasing 21% to $1.7 million. Selling and administrative expenses increased 7% to $6.9 million, primarily due to increased marketing and administrative expenses.

OTHER HIGHLIGHTS

  Debt increased $44.9 million during the quarter to $382.1 million, with the Company's funded debt (notes payable) to equity ratio increasing from 0.79 to 1 at June 30, 2015 to 0.98 to 1 at September 30, 2015. As of September 30, 2015, the Company had capacity to borrow an additional $147.9 million under its lines of credit.
  Dividend rate increased 2% to $0.25 per share for the third quarter of 2015 compared to the third quarter of 2014. On an annualized basis, this dividend represents a 3.5% yield on the October 28, 2015 close price of $28.74 per share.
  Share Repurchases of the Company's common stock during the third quarter 2015 were 1,754,636 shares for an aggregate repurchase price of $45.7 million, or an average repurchase price of $26.02 per share. There were no repurchases of the Company's common stock made during the third quarter of 2014.
  Adjusted EBITDA increased 1% to $47.0 million for the third quarter of 2015 compared to the third quarter of 2014. At September 30, 2015, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.26 to 1, compared to 2.00 to 1 at June 30, 2015. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company confirms its previous 2015 full-year earnings guidance range of $1.55 to $1.65 per diluted share.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company's Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of October 8, 2015, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on October 29, 2015 to discuss the third quarter 2015 results. To participate in the teleconference, dial 1-877-876-9177 (in the U.S.), or 1-785-424-1666 (outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 159257. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: optimism about the Company's ability to create four large rental businesses with collectively materially greater annual earnings horsepower than current results, belief in the longer-term intrinsic value of the Company not being reflected in its share price more recently and reaffirmation of full year EPS guidance range.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the extent of and timetable for the recovery underway in our modular building division; the state of the wireless communications network upgrade environment; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in communications test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2014, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Revenues
Rental	$ 70,195	$ 69,642	$ 203,002	$197,881
Rental related services	21,862	17,871	54,456	46,529
Rental operations	92,057	87,513	257,458	244,410
Sales	20,426	24,998	40,181	50,206
Other	565	514	1,623	1,714
Total revenues	113,048	113,025	299,262	296,330

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	18,809	18,298	56,507	54,119
Rental related services	15,802	13,506	40,602	35,179
Other	14,032	14,955	45,469	43,693
Total direct costs of rental operations	48,643	46,759	142,578	132,991
Costs of sales	14,259	16,968	26,533	33,324
Total costs of revenues	62,902	63,727	169,111	166,315
Gross profit	50,146	49,298	130,151	130,015
Selling and administrative expenses	24,996	24,200	74,661	71,451
Income from operations	25,150	25,098	55,490	58,564
Other income (expense):
Interest expense	(2,444)	(2,386)	(7,182)	(6,924)
Gain on sale of property, plant and equipment	—	—	—	812
Foreign currency exchange loss	(201)	(103)	(454)	(113)
Income before provision for income taxes	22,505	22,609	47,854	52,339
Provision for income taxes	8,889	8,863	18,902	20,517
Net income	$ 13,616	$ 13,746	$ 28,952	$ 31,822

Earnings per share:
Basic	$ 0.54	$ 0.53	$ 1.12	$ 1.23
Diluted	$ 0.54	$ 0.53	$ 1.12	$ 1.22
Shares used in per share calculation:
Basic	25,334	25,953	25,853	25,885
Diluted	25,408	26,152	25,954	26,177

Cash dividend declared per share	$ 0.250	$ 0.245	$ 0.750	$ 0.735

MCGRATH RENTCORP CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands)	2015	2014

Assets
Cash	$ 757	$ 1,167
Accounts receivable, net of allowance for doubtful accounts of $2,082 in 2015 and $2,038 in 2014	107,560	101,294

Rental equipment, at cost:
Relocatable modular buildings	717,892	664,340
Electronic test equipment	266,034	261,995
Liquid and solid containment tanks and boxes	309,779	303,303
	1,293,705	1,229,638
Less accumulated depreciation	(429,428)	(403,888)
Rental equipment, net	864,277	825,750

Property, plant and equipment, net	110,530	108,628
Prepaid expenses and other assets	28,480	41,424
Intangible assets, net	9,683	10,336
Goodwill	27,808	27,808
Total assets	$ 1,149,095	$ 1,116,407

Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$ 382,113	$ 322,478
Accounts payable and accrued liabilities	70,963	71,357
Deferred income	40,172	29,139
Deferred income taxes, net	266,383	268,902
Total liabilities	759,631	691,876

Shareholders' equity:
Common Stock, no par value - authorized --- 40,000 shares issued and outstanding -- 24,335 shares as of September 30, 2015 and 26,051 shares as of December 31, 2014	103,642	106,469
Retained earnings	285,889	318,164
Accumulated other comprehensive loss	(67)	(102)
Total shareholders' equity	389,164	424,531
Total liabilities and shareholders' equity	$ 1,149,095	$ 1,116,407

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2015	2014

Cash Flows from Operating Activities:
Net income	$ 28,952	$ 31,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,303	60,383
Provision for doubtful accounts	1,179	1,480
Share-based compensation	2,863	3,010
Gain on sale of used rental equipment	(9,066)	(10,777)
Gain on sale of property, plant and equipment	—	(812)
Foreign currency exchange loss	454	113
Change in:
Accounts receivable	(7,445)	(17,400)
Prepaid expenses and other assets	12,944	(2,293)
Accounts payable and accrued liabilities	(1,055)	7,370
Deferred income	11,033	8,772
Deferred income taxes	(2,519)	3,295
Net cash provided by operating activities	100,643	84,963

Cash Flows from Investing Activities:
Purchase of rental equipment	(104,884)	(112,972)
Purchase of property, plant and equipment	(8,045)	(9,078)
Proceeds from sale of used rental equipment	19,681	22,864
Proceeds from sale of property, plant and equipment	—	2,501
Net cash used in investing activities	(93,248)	(96,685)

Cash Flows from Financing Activities:
Net borrowings under bank lines of credit	79,635	12,277
Borrowing under Series B senior notes	—	40,000
Principal payment on Series A senior notes	(20,000)	(20,000)
Proceeds from the exercise of stock options	1,458	318
Excess tax benefit from exercise and disqualifying disposition of stock options	349	1,314
Taxes paid related to net share settlement of stock awards	(729)	(3,777)
Repurchase of common stock	(48,785)	—
Payment of dividends	(19,728)	(19,189)
Net cash provided by (used in) financing activities	(7,800)	10,943
Effect of exchange rate changes on cash	(5)	(77)
Net decrease in cash	(410)	(856)
Cash balance, beginning of period	1,167	1,630
Cash balance, end of period	$ 757	$ 774
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$ 7,224	$ 6,316
Net income taxes paid, during the period	$ 2,240	$ 15,694
Dividends accrued during the period, not yet paid	$ 6,159	$ 6,471
Rental equipment acquisitions, not yet paid	$ 5,707	$ 12,655

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended September 30, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 30,154	$ 22,612	$ 17,429	$ —	$ 70,195
Rental related services	14,313	821	6,728	—	21,862
Rental operations	44,467	23,433	24,157	—	92,057
Sales	8,539	5,401	321	6,165	20,426
Other	107	439	19	—	565
Total revenues	53,113	29,273	24,497	6,165	113,048

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	4,938	9,858	4,013	—	18,809
Rental related services	10,124	664	5,014	—	15,802
Other	7,485	3,448	3,099	—	14,032
Total direct costs of rental operations	22,547	13,970	12,126	—	48,643
Costs of sales	6,569	2,761	368	4,561	14,259
Total costs of revenues	29,116	16,731	12,494	4,561	62,902

Gross Profit (Loss)
Rental	17,731	9,306	10,317	—	37,354
Rental related services	4,189	157	1,714	—	6,060
Rental operations	21,920	9,463	12,031	—	43,414
Sales	1,970	2,640	(47)	1,604	6,167
Other	107	439	19	—	565
Total gross profit	23,997	12,542	12,003	1,604	50,146
Selling and administrative expenses	11,794	5,448	6,936	818	24,996
Income from operations	$ 12,203	$ 7,094	$ 5,067	$ 786	25,150
Interest expense					(2,444)
Foreign currency exchange loss					(201)
Provision for income taxes					(8,889)
Net income					$ 13,616

Other Information
Average rental equipment [1]	$ 678,274	$ 267,552	$ 305,550
Average monthly total yield [2]	1.48%	2.82%	1.90%
Average utilization [3]	76.7%	61.0%	58.6%
Average monthly rental rate [4]	1.93%	4.62%	3.25%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended September 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 25,432	$ 25,481	$ 18,729	$ —	$ 69,642
Rental related services	10,165	846	6,860	—	17,871
Rental operations	35,597	26,327	25,589	—	87,513
Sales	10,555	5,965	124	8,354	24,998
Other	87	427	—	—	514
Total revenues	46,239	32,719	25,713	8,354	113,025

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	4,272	10,170	3,856	—	18,298
Rental related services	7,355	702	5,449	—	13,506
Other	9,242	3,078	2,635	—	14,955
Total direct costs of rental operations	20,869	13,950	11,940	—	46,759
Costs of sales	7,848	2,991	54	6,075	16,968
Total costs of revenues	28,717	16,941	11,994	6,075	63,727

Gross Profit
Rental	11,918	12,233	12,238	—	36,389
Rental related services	2,810	144	1,411	—	4,365
Rental operations	14,728	12,377	13,649	—	40,754
Sales	2,707	2,974	70	2,279	8,030
Other	87	427	—	—	514
Total gross profit	17,522	15,778	13,719	2,279	49,298
Selling and administrative expenses	10,956	5,844	6,502	898	24,200
Income from operations	$ 6,566	$ 9,934	$ 7,217	$ 1,381	25,098
Interest expense					(2,386)
Foreign currency exchange gain					(103)
Provision for income taxes					(8,863)
Net income					$ 13,746

Other Information
Average rental Equipment [1]	$ 607,725	$ 261,077	$ 294,125
Average monthly total yield [2]	1.39%	3.25%	2.12%
Average utilization [3]	73.3%	62.5%	62.7%
Average monthly rental rate [4]	1.90%	5.20%	3.39%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Nine Months Ended September 30, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 84,242	$ 66,612	$ 52,148	$ —	$ 203,002
Rental related services	33,904	2,271	18,281	—	54,456
Rental operations	118,146	68,883	70,429	—	257,458
Sales	15,630	15,173	1,012	8,366	40,181
Other	341	1,212	70	—	1,623
Total revenues	134,117	85,268	71,511	8,366	299,262

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	14,218	30,335	11,954	—	56,507
Rental related services	24,293	2,054	14,255	—	40,602
Other	27,750	10,121	7,598	—	45,469
Total direct costs of rental operations	66,261	42,510	33,807	—	142,578
Costs of sales	11,593	7,465	1,321	6,154	26,533
Total costs of revenues	77,854	49,975	35,128	6,154	169,111

Gross Profit (Loss)
Rental	42,274	26,156	32,596	—	101,026
Rental related services	9,611	217	4,026	—	13,854
Rental operations	51,885	26,373	36,622	—	114,880
Sales	4,037	7,708	(309)	2,212	13,648
Other	341	1,212	70	—	1,623
Total gross profit	56,263	35,293	36,383	2,212	130,151
Selling and administrative expenses	34,436	17,059	20,755	2,411	74,661
Income (loss) from operations	$ 21,827	$ 18,234	$ 15,628	$ (199)	55,490
Interest expense					(7,182)
Foreign currency exchange loss					(454)
Provision for income taxes					(18,902)
Net income					$ 28,952

Other Information
Average Rental Equipment [1]	$ 658,404	$ 266,748	$302,922
Average Monthly Total Yield [2]	1.42%	2.77%	1.91%
Average Utilization [3]	75.3%	60.2%	59.9%
Average Monthly Rental Rate [4]	1.89%	4.61%	3.19%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Nine Months Ended September 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 69,644	$ 73,665	$ 54,572	$ —	$ 197,881
Rental related services	25,493	2,463	18,573	—	46,529
Rental operations	95,137	76,128	73,145	—	244,410
Sales	21,716	17,074	815	10,601	50,206
Other	341	1,295	78	—	1,714
Total revenues	117,194	94,497	74,038	10,601	296,330

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	12,114	30,709	11,296	—	54,119
Rental related services	18,458	2,084	14,637	—	35,179
Other	27,156	8,956	7,581	—	43,693
Total direct costs of rental operations	57,728	41,749	33,514	—	132,991
Costs of sales	16,170	8,832	745	7,577	33,324
Total costs of revenues	73,898	50,581	34,259	7,577	166,315

Gross Profit
Rental	30,374	34,000	35,695	—	100,069
Rental related services	7,035	379	3,936	—	11,350
Rental operations	37,409	34,379	39,631	—	111,419
Sales	5,546	8,242	70	3,024	16,882
Other	341	1,295	78	—	1,714
Total gross profit	43,296	43,916	39,779	3,024	130,015
Selling and administrative expenses	30,786	17,848	20,338	2,479	71,451
Income from operations	$ 12,510	$ 26,068	$ 19,441	$ 545	58,564
Interest expense					(6,924)
Gain on sale of property, plant and equipment					812
Foreign currency exchange loss					(113)
Provision for income taxes					(20,517)
Net income					$ 31,822

Other Information
Average Rental Equipment [1]	$ 588,157	$ 263,476	$278,196
Average Monthly Total Yield [2]	1.32%	3.10%	2.11%
Average Utilization [3]	71.4%	59.6%	62.2%
Average Monthly Rental Rate [4]	1.84%	5.21%	3.40%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA", which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014	2014	2014
Net income	$13,616	$13,746	$ 28,952	$ 31,822	$ 42,839	$ 43,583
Provision for income taxes	8,889	8,863	18,902	20,517	29,237	28,097
Interest	2,444	2,386	7,182	6,924	9,538	9,103
Depreciation and amortization	21,132	20,401	63,303	60,383	84,045	80,135
EBITDA	46,081	45,396	118,339	119,646	165,659	160,918
Share-based compensation	910	1,026	2,863	3,010	3,707	3,308
Adjusted EBITDA [1]	$46,991	$46,422	$121,202	$122,656	$169,366	$164,226

Adjusted EBITDA margin [2]	42%	41%	41%	41%	41%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014	2015	2014
Adjusted EBITDA [1]	$ 46,991	$ 46,422	$121,202	$122,656	$169,366	$164,226
Interest paid	(2,328)	(2,118)	(7,224)	(6,316)	(9,982)	(9,522)
Net income taxes paid	(750)	(7,168)	(2,240)	(15,694)	(8,821)	(18,838)
Gain on sale of used rental equipment	(3,501)	(4,333)	(9,066)	(10,777)	(13,657)	(13,940)
Gain on sale of property, plant and equipment	—	—	—	(812)	—	(812)
Foreign currency exchange loss	201	103	454	113	672	271
Change in certain assets and liabilities:
Accounts receivable, net	(13,586)	(14,486)	(6,266)	(15,920)	(3,990)	(10,751)
Prepaid expenses and other assets	4,937	(6)	12,944	(2,293)	1,585	(1,401)
Accounts payable and other liabilities	(7,031)	4,685	(20,195)	5,234	(3,905)	3,824
Deferred income	10,447	6,692	11,034	8,772	7,398	5,632
Net cash provided by operating activities	$ 35,380	$ 29,791	$ 100,643	$ 84,963	$138,666	$118,689

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200